UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 2, 2009
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota		55126

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
     Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), recently announced its intention to refinance certain of its existing indebtedness. While no final decisions have been made and no definitive agreements have yet been executed, the Company is considering a complete redemption of the notes that remain outstanding under the Indenture dated as of November 14, 2001 governing the issuance of the Company’s 8.75% Senior Notes due 2011 and the Indenture dated as of December 23, 2003 governing the issuance of the Company’s 9.00% senior secured notes due 2010. To the extent the Company proceeds with this potential transaction, formal notice to the note holders would be provided between 60 and 30 days prior to redemption, as required under the above-referenced indentures.
     To fund the potential redemption and to provide liquidity for general corporate purposes, the Company is contemplating the execution of a new term debt facility and revolving credit facility. While no final decisions have been made with respect to either of these potential facilities, the Company expects that such facilities would be pari passu senior secured obligations of the Company and that the combined size of the two facilities would be no more than $700 million. These facilities would replace the existing $400 million revolving credit facility and the $324 million of notes currently outstanding. The Company noted that further details would be disclosed as they become available.
     The Company also announced that it completed the acquisition of the Agriliance LLC retail business in Arkansas, Mississippi and Louisiana. The acquired business will operate as Retail Agronomy Solutions, LLC, but will retain the Agriliance name at the local retail level. Terms of the acquisition were not disclosed. A copy of the Company’s press release is attached hereto as Exhibit 99.1
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits.
99.1	Land O’Lakes, Inc. press release, dated October 2, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: October 2, 2009	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
99.1	Land O’Lakes, Inc. press release, dated October 2, 2009.